EXHIBIT 10.68

ADDENDUM TO LICENSE AND SUPPLY AGREEMENT

This Agreement is made and effective this 20th day of February, 2009, by and between Amarillo Biosciences, Inc., a Texas corporation with its principal place of business at 4134 Business Park Drive, Amarillo, Texas 79110 (hereinafter “AMAR”), and Cytobiotech, Inc. with its principal place of business at 6F., No.6, Sec.1, Jhongshing Rd.,Wugu Shiang, Taipei county 24872, Taiwan (hereinafter “CYTOB”).

RECITALS

AMAR and CYTOB are parties a License and Supply Agreement dated February 6, 2009 with view of AMAR’s and CYTOB’s cooperation and collaboration in the development and commercialization of oral applications of interferon in humans and animals.

THEREFOLRE, AMAR and CYTOB agree as follows:

The licenses fee and stock purchased by CYTOB in the License and Supply Agreement dated February 6, 2009 shall be assigned to the countries in the Territory by human population in the World Almanac 2009 (World Almanac Books, Reader’s Digest Association, 1 Reader’s Digest Road, Pleasantville, NY 10570-7000) such that seventy-two percent (72%) of the value of the license fee and stock purchase is attributed to China and Taiwan and one and thirty-five hundredths percent (1.35%) is attributed to Malaysia.  This calculation is made for the purpose of sending notices of “first right of refusal” to Cytopharm and Bumimedic, respectively.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

AMARILLO BIOSCIENCES, INC.

By:       /s/ Joseph M. Cummins
Joseph M. Cummins,
President and Chief Executive Officer

CYTOBIOTECH, INC.

By:      /s/ Jason C. Chang
Jason C. C Chang,
            Chief Executive Officer